Exhibit 10.18.2
KEY EMPLOYEE DEFERRED COMPENSATION PLAN OF CONOCOPHILLIPS TITLE II
(Effective for benefits earned or vested after December 31, 2004)
2024 AMENDMENT AND RESTATEMENT

Title II is hereby amended and restated effective as of January 1, 2024 (except where another date is specified herein with regard to a particular provision).
Immediately prior to effectiveness of this 2024 Amendment and Restatement, Title II was and remains subject to the 2020 Amendment and Restatement of Title II, which was effective as of January 1, 2020, together with the First and Second Amendments thereto.
Preamble
The purpose of this Plan is to attract and retain key employees by providing them with an opportunity to defer receipt of cash amounts which otherwise would be paid to them under various compensation programs or plans by a Participating Subsidiary. The Plan is sponsored and maintained by the Company.
Title I of the Plan is effective with regard to benefits earned and vested prior to January 1, 2005, while Title II is effective with regard to benefits earned or vested after December 31, 2004. Gains, losses, earnings, or expenses shall be allocated to the Title of the Plan to which the underlying obligations giving rise to them are allocated.
This Title II is intended (1) to comply with Code section 409A, as enacted as part of the American Jobs Creation Act of 2004, and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated, and administered in a manner consistent with these intentions.
Section 1. Definitions.
For purposes of the Plan, the following terms, as used herein, shall have the meaning specified:
(a)“Award” shall mean the United States cash dollar amount (i) allotted to an Employee under the terms of an Incentive Compensation Plan or a Long Term Incentive Plan, or (ii) required to be credited to an Employee’s Deferred Compensation Account pursuant to the terms of an Award or of an Incentive Compensation Plan, the Long Term Incentive Compensation Plan, the Strategic Incentive Plan, a Long Term Incentive Plan, or any similar plans, or any administrative procedure adopted pursuant thereto, or (iii) credited as a result of an Employee’s voluntary reduction of Salary, or (iv) any other amount determined by the Committee to be an Award under the Plan.
(b)“Beneficiary” shall mean a person or persons or the trustee of a trust for the benefit of a person designated by a Participant to receive, in the event of death, any unpaid portion of a Participant's Benefits from this Plan, as provided in Section 6.
(c)“Benefit” shall mean an obligation of the Company to pay amounts from the Plan.
(d)“Board” shall mean the Board of Directors of the Company, as it may be comprised from time to time.
(e)“Clawback Policy” shall mean the ConocoPhillips Clawback Policy as in effect as of January 1, 2024, and as amended from time to time thereafter or any successor policy.

Exhibit 10.18.2
(f)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
(g)“Committee” shall mean the Nonqualified Plans Benefit Committee as appointed from time to time by the Board; provided, however, that until a successor is appointed by the Board, the individual serving as the Company’s Vice President with responsibility over human resources shall be sole member of the Committee.
(h)“Company” shall mean ConocoPhillips Company, a Delaware corporation, or any successor corporation. The Company is a subsidiary of ConocoPhillips.
(i)“ConocoPhillips” shall mean ConocoPhillips, a Delaware corporation, or any successor corporation. ConocoPhillips is a publicly held corporation and the parent of the Company.
(j)“Controlled Group” shall mean ConocoPhillips and its Subsidiaries.
(k)“Deferred Compensation Account” shall mean an account established and maintained for each Participant in which is recorded the amounts of Awards deferred by a Participant, the deemed gains, losses, earnings, or expenses accrued thereon, and payments made therefrom all in accordance with the terms of the Plan.
(l)“Election Form” shall mean a written form, including one in electronic format, provided by the Plan Administrator pursuant to which a Participant may elect the time and form of payment of his or her Benefits under the Plan.
(m)“Eligible Employee” shall mean an Employee who is eligible to receive an Award and who at the time of the Award is classified as a ConocoPhillips salary grade 19 or above or any equivalent salary grade at a Participating Subsidiary.
(n)“Employee” shall mean any individual who is a salaried employee of the Company or any Participating Subsidiary.
(o)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.
(p)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.
(q)“Fair Market Value” shall mean the value described in the applicable provision of Section 4(a).
(r)“Incentive Compensation Plan” shall mean the ConocoPhillips Variable Cash Incentive Program, the Incentive Compensation Plan of Phillips Petroleum Company, the Annual Incentive Compensation Plan of Phillips Petroleum Company, the Special Incentive Plan for Former Tosco Executives, the Conoco Inc. Global Variable Compensation Plan, or a similar plan of a Participating Subsidiary, or any similar or successor plans, or all, as the context may require.
(s)“Investment Options” shall mean, with respect to any Deferred Compensation Account, the available hypothetical investment options with respect to which such account is deemed to be invested.
(t)“Long-Term Incentive Compensation Plan” shall mean the Long-Term Incentive Compensation Plan of Phillips Petroleum Company, which was terminated December 31, 1985.
(u)“Long-Term Incentive Plan” shall mean the ConocoPhillips Performance Share Program, the ConocoPhillips Executive Restricted Stock Unit Program, the ConocoPhillips Restricted Stock Unit Program,

Exhibit 10.18.2
the Phillips Petroleum Company Long-Term Incentive Plan, or a similar or successor plan of any of them, established under an Omnibus Securities Plan.
(v)“Omnibus Securities Plan” shall mean the 2023 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, the 2014 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, the 2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, the 2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, the 2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, the 2002 Omnibus Securities Plan of Phillips Petroleum Company, the Omnibus Securities Plan of Phillips Petroleum Company, the 1998 Stock and Performance Incentive Plan of ConocoPhillips, the 1998 Key Employee Stock Plan of ConocoPhillips, or a similar or successor plan of any of them.
(w)“Participant” shall mean a person for whom a Deferred Compensation Account is maintained.
(x)“Participating Subsidiary” shall mean a Subsidiary that has adopted one or more plans making participants eligible for participation in this Plan and one or more Employees of which are Potential Participants.
(y)“Plan” shall mean the Key Employee Deferred Compensation Plan of ConocoPhillips, as amended from time to time.
(z)“Plan Administrator” shall mean the Committee.
(aa)“Plan Year” shall mean January 1 through December 31.
(ab)“Potential Participant” shall mean a person who has received a notice specified in Section 2.
(ac)“Restricted Stock” and “Restricted Stock Units” shall mean respectively shares of Stock and units each of which shall represent a hypothetical share of Stock, which have certain restrictions attached to the ownership thereof or the delivery of shares pursuant thereto.
(ad)“Salary” shall mean the monthly equivalent rate of pay for an Employee before adjustments for any before-tax voluntary reductions.
(ae)“Separation from Service” shall mean the date on which the Participant separates from service with the Controlled Group within the meaning of Code section 409A, whether by reason of death, disability, retirement, or otherwise. In determining Separation from Service, with regard to a bona fide leave of absence that is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period set forth in section 1.409A-1(h)(1)(i) of the regulations issued under section 409A of the Code, as allowed thereunder.
(af)“Settlement Date” shall mean the date on which all acts under an Incentive Compensation Plan, a Long-Term Incentive Plan, or the Long-Term Incentive Compensation Plan or actions directed by the Committee, as the case may be, have been taken which are necessary to make an Award payable to the Participant.
(ag)“Stock” means shares of common stock of ConocoPhillips, par value $.01.
(ah)“Strategic Incentive Plan” shall mean the Strategic Incentive Plan portion of the 1986 Stock Plan of Phillips Petroleum Company, of the 1990 Stock Plan of Phillips Petroleum Company, of the Phillips Petroleum Company Omnibus Securities Plan, and of any successor plans of similar nature.

Exhibit 10.18.2
(ai)“Subsidiary” shall mean any corporation or other entity that is treated as a single employer with ConocoPhillips under section 414(b), (c), or (m) of the Code. In applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code and for purposes of determining trades or businesses (whether or not incorporated) under common control under regulation section 1.414(c)-2 for purposes of section 414(c) of the Code, the language “at least 80%” shall be used without substitution as allowed under regulations pursuant to section 409A of the Code.
(aj)“Title II” shall mean Title II of the Plan.
(ak)“Trustee” shall mean the trustee of the grantor trust established for this Plan by a trust agreement between the Company and the trustee, or any successor trustee.
Section 2. Notification of Potential Participants.
(a)Incentive Compensation Plan. Each Plan Year after 2008, at such times as the Plan Administrator may determine, Eligible Employees who are expected to be eligible to receive an Award for the immediately following calendar year under an Incentive Compensation Plan will be notified and given the opportunity to make an election, using the Election Form or in such other manner prescribed by the Plan Administrator, to defer all or part of such Award (although with regard to deferral of an Award from the Performance Share Program for Performance Period XI [2013 -2015], an election may defer either none or all of the Award, not a part less than all thereof); provided, however, that in the case of an Award under an Incentive Compensation Plan determined by the Plan Administrator to be "performance-based compensation" under Code section 409A, the Plan Administrator may delay the notification and opportunity to make an election until no later than June 30 of the year for which the Award is to be made.
(b)Salary Reduction. With regard to each Plan Year, at such times as the Plan Administrator may determine, Eligible Employees on the U.S. dollar payroll will be notified and given the opportunity to make an election, using the Election Form or in such other manner prescribed by the Plan Administrator, to make a voluntary reduction of Salary for each pay period of the following calendar year, in which case the Company will credit a like amount as an Award hereunder, provided that the amount of such voluntary reduction shall not be less than 1% nor more than 50% of the Eligible Employee’s Salary per pay period.
(c)Long-Term Incentive Plan. With regard to each Plan Year, at such times as the Plan Administrator may determine, Employees who are expected to be eligible to receive an Award for services rendered during a performance period beginning in the immediately following calendar year under a Long-Term Incentive Plan will be notified and given the opportunity to make an election, using the Election Form or in such other manner prescribed by the Plan Administrator, to defer all or part of such Award ; provided, that this paragraph shall not apply to Awards made under the Restricted Stock Unit Program or its predecessor, the Restricted Stock Program; and provided, further, that this paragraph shall be effective only with regard to Awards made pursuant to the Performance Share Program for performance periods beginning in 2013 or thereafter; and provided, further, that this paragraph shall be effective with regard to Awards made pursuant to the Executive Restricted Stock Unit Program in 2018 and 2019 but shall not apply to Awards made pursuant to the Executive Restricted Stock Unit Program for Awards made after December 31, 2019.
Section 3. Election to Defer Award or Reduce Salary.
(a)Incentive Compensation Plan. If a Potential Participant elects to defer under this Plan all or any part of the Award to which a notice received under Section 2(a) pertains, the Potential Participant must make such election, using the Election Form or in such other manner prescribed by the Plan Administrator, which must be received on or before December 31 of the year in which said Section 2(a) notice was received (or at such earlier time as may be prescribed by the Plan Administrator). The Potential Participant's election shall become irrevocable on December 31 of the year in which said Section 2(a) notice was received (except in the case of an election for an Award under an Incentive Compensation Plan

Exhibit 10.18.2
determined by the Plan Administrator to be "performance-based compensation" under Code section 409A, the election shall become irrevocable on June 30 of the year for which the Award is to be made, if so designated by the Plan Administrator), subject to the provisions Section 5(d). If an election is not properly made and timely received, the Potential Participant will be deemed to have elected to receive and not to defer any such Incentive Compensation Plan Award.
(b)Salary Reduction. If a Potential Participant elects to voluntarily reduce Salary to which a notice received under Section 2(b) pertains and receive Benefits hereunder in lieu thereof, the Potential Participant must make an election, using the Election Form or in such other manner prescribed by the Plan Administrator, which must be received on or before December 31 (or such earlier time as may be prescribed by the Plan Administrator) prior to the beginning of the Plan Year of the elected deferral. Such election must be in writing signed by the Potential Participant and must state the amount of the Salary reduction the Potential Participant elects. Such election becomes irrevocable on December 31 prior to the beginning of the Plan Year, subject to the provisions Section 5(d). If an election is not properly made and timely received, the Potential Participant will be deemed to have elected to receive and not to defer any such Salary.
(c)Long-Term Incentive Plan. If a Potential Participant elects to defer under this Plan all or any part of the Award to which a notice received under Section 2(c) pertains, the Potential Participant must make such election, using the Election Form or in such other manner prescribed by the Plan Administrator, which must be received on or before December 31 of the year in which said Section 2(c) notice was received (or at such earlier time as may be prescribed by the Plan Administrator). The Potential Participant's election shall become irrevocable on December 31 of the year in which said Section 2(c) notice was received, subject to the provisions Section 5(d). If an election is not properly made and timely received, the Potential Participant will be deemed to have elected to receive and not to defer any such Long-Term Incentive Plan Award.
Section 4. Deferred Compensation Accounts.
(a)Credit for Deferral. Amounts deferred pursuant to Section 3(a) will be credited to a Deferred Compensation Account for the Participant for the Plan Year in which the amounts are deferred not later than 30 days after the Settlement Date of the Incentive Compensation Plan.
Amounts deferred pursuant to other provisions of this Plan shall be credited to a Deferred Compensation Account for the Participant for the Plan Year in which such amounts are deferred not later than 30 days after the date the Award or Salary would otherwise be payable.
If an Award in the form of Restricted Stock or Restricted Stock Units provides that, in certain instances the Restricted Stock or Restricted Stock Units shall be cancelled and a market value in lieu thereof be credited to a Deferred Compensation Account for the Participant, then the market value shall be credited to a Deferred Compensation Account for the Participant as of the day that the Award in the form of Restricted Stock or Restricted Stock Units is cancelled. For Awards deferred under Section 3(c), the market value of the underlying Restricted Stock or the shares represented by the Restricted Stock units under a Long-Term Incentive Plan shall be the Fair Market Value defined in the agreement pertaining to the Award on the Settlement Date of the Award (or if such agreement does not define Fair Market Value, then the definition of Fair Market Value under the Omnibus Securities Plan under which the Award was made shall be used). For other Awards, the following shall apply:
1.The market value of the underlying Restricted Stock or the shares represented by the Restricted Stock Units awarded under a Long Term Incentive Plan, under an Incentive Compensation Plan that began on or after January 1, 2003, under an Omnibus Securities Plan (with regard to awards made on or after January 1, 2003), and for the Special Stock Awards issued on October 22, 2002, shall be the monthly average Fair Market Value of the Stock during the calendar month preceding the month in which the restrictions lapse or shares are to be delivered as applicable.

Exhibit 10.18.2
The monthly average Fair Market Value of the Stock is the average of the daily Fair Market Value of the Stock for each trading day of the month.
2.For Awards made prior to those times, the market value of the underlying Restricted Stock or the shares represented by the Restricted Stock Units, as applicable, shall be based on the higher of (i) the average of the high and low selling prices of the Stock on the date the restrictions lapse or the last trading day before the day the restrictions lapse if such date is not a trading day or (ii) the average of the high three monthly Fair Market Values of the Stock during the twelve calendar months preceding the month in which the restrictions lapse. The monthly Fair Market Value of the Stock is the average of the daily Fair Market Value of the Stock for each trading day of the month. The daily Fair Market Value of the Stock shall be deemed equal to the average of the high and low selling prices of the Stock on the New York Stock Exchange.
(b)Designation of Investments. The Chief Financial Officer of the Company shall designate the Investment Options available under the Plan for some or all Participants and may modify, replace, or remove designated Investment Options at any time. The Company shall periodically credit earnings, gains, and losses to a Participant's Deferred Compensation Account, until the full balance of such account has been distributed. Earnings, gains, and losses shall be credited to a Participant's Deferred Compensation Account based on the results that would have been achieved had amounts credited to such account been invested as soon as practicable after crediting into the Investment Options selected by the Participant (or, in the absence of such a selection, in the default Investment Option(s) designated by the Chief Financial Officer of the Company). The Plan Administrator shall specify procedures to allow a Participant to select from among available Investment Options the deemed investment of prospective credits to the Participant’s Deferred Compensation Account, as well as the deemed investment of amounts previously credited to the Participant’s Deferred Compensation Account. Nothing in this Section or otherwise in this Plan, however, will require the Company to actually invest any amounts in such Investment Options or otherwise.
(c)Payments. A Participant’s Deferred Compensation Account shall be debited with respect to payments made from the account pursuant to this Plan as of the date such payments are made from the account. Payments shall be made on the dates specified in the elections of the Participant; provided, however, that the Participant shall have no right to complain or make a claim about the date of a payment if such payment is made no earlier than 30 days prior to the specified date and no later than the end of the calendar year in which such specified date falls (or, if later, by the 15th day of the third calendar month following the specified date).
If any person to whom a payment is due hereunder is under legal disability as determined in the sole discretion of the Plan Administrator, the Plan Administrator shall have the power to cause the payment due such person to be made to such person’s guardian or other legal representative for the person’s benefit, and such payment shall constitute a full release and discharge of the Company, all members of the Controlled Group, the Plan Administrator, and any fiduciary of the Plan.
Section 5. Payments from Deferred Compensation Accounts.
(a)Election of Method of Payment. At the time a Potential Participant submits an election to defer all or any part of an Award under an Incentive Compensation Plan as provided in Section 3(a) above or to reduce any part of Salary as provided in Section 3(b) above or to defer all or any part of an Award under a Long-Term Incentive Plan as provided in Section 3(c) above, the Potential Participant shall also elect, using the Election Form or in such other manner prescribed by the Plan Administrator, which of the payment options, provided for in Paragraph (b) of this Section, shall apply to the deferred portion of said Award or Salary adjusted for any deemed gains, losses, earnings, or expenses accrued thereon credited to the Participant’s Deferred Compensation Account under this Plan. Subject to Paragraph (d) of this Section, the election of the method of payment of the amount deferred shall become irrevocable on December 31 of the year in which the applicable Section 2(a), (b), or (c) notice was received (except in the case of an

Exhibit 10.18.2
election for an Award under an Incentive Compensation Plan determined by the Plan Administrator to be “performance-based compensation” under Code section 409A, the election shall become irrevocable on June 30 of the year in which said Section 2(a) notice was received, if so designated by the Plan Administrator). If an election does not properly indicate a time and method of payment, the Potential Participant will be deemed to have elected to receive such payment in a single lump sum at the earlier of death or the first of the calendar quarter that is (i) with regard to elections made before January 1, 2020, six (6) months after the date of the Participant’s Separation from Service and (ii) with regard to elections made after December 31, 2019, twelve (12) months after the date of the Participant’s Separation from Service other than by death.
(b)Payment Options. A Potential Participant may elect, using an Election Form or in such other manner prescribed by the Plan Administrator, to have the deferred portion of an Incentive Compensation Plan Award or Salary or an Award under a Long-Term Incentive Plan, described in Sections 3(a), (b), and (c) respectively (adjusted for any deemed gains, losses, earnings, or expenses accrued thereon) paid, provided that, for elections after December 31, 2019, no first payment shall commence later than the 100th birthday of the Participant:
1.(After Separation from Service) in one (1) to fifteen (15) annual installments, in two (2) to thirty (30) semi-annual installments, or in four (4) to sixty (60) quarterly installments, the payment of the first of any of such installments to commence on the first day of the first calendar quarter which is on or after one (1) year from the Participant’s Separation from Service and is no longer than five (5) years from the Participant’s Separation from Service, subject to Paragraph (d) of this Section, or
2.(Date Certain) with regard only to the deferred portion of an Incentive Compensation Award or of Salary (but only with respect to Salary earned on or after January 1, 2015) or of an Award under a Long-Term Incentive Plan (described in Sections 3(a), (b), and (c) respectively), in one (1) to fifteen (15) annual installments, in two (2) to thirty (30) semi-annual installments, or in four (4) to (60) quarterly installments, the payment of the first of any of such installments to commence on the first day of the calendar quarter which is designated by the Participant and is at least one (1) year after the date on which the election is made, subject to Paragraph (d) of this Section.
3.In the event that no election is properly and timely made with regard to the time and method of payment under Section 5(b)(1), payment shall be made on the earlier of the death or the date which is the first of the calendar quarter that is (i) with regard to elections eligible to be made before January 1, 2020, six (6) months after the date of the Participant’s Separation from Service and (ii) with regard to elections eligible to be made after December 31, 2019, twelve (12) months after the date of the Participant’s Separation from Service, whether by retirement, disability, or otherwise (other than by death), of the Participant, subject to Paragraph (d) of this Section.
A Potential Participant may elect, using an Election Form or in such other manner prescribed by the Plan Administrator, to have the deferred portion of a Long-Term Incentive Plan Award deferred pursuant to Section 3(c) (adjusted for any deemed gains, losses, earnings, or expenses accrued thereon) paid at such times and in such manner as set forth on such Election Form, subject to Paragraph (d) of this Section.
(c)Method of Payment of the Value of Certain Restricted Stock and Restricted Stock Units. If an Award (other than an Award deferred pursuant to Section 3(c)) in the form of Restricted Stock or Restricted Stock Units provides that in certain instances the Restricted Stock or Restricted Stock Units shall be cancelled and a market value in lieu thereof be credited to a Deferred Compensation Account for the Participant, payment of such Deferred Compensation Account shall be made on the earlier of the death or the date which is the first of the calendar quarter that is (i) with regard to elections eligible to be made before January 1, 2020, six (6) months after the date of the Participant’s Separation from Service and (ii) with regard to elections eligible to be made after December 31, 2019, twelve (12) months after the date of

Exhibit 10.18.2
Separation from Service, whether by retirement, disability, or otherwise (than death), of the Participant, subject to Paragraph (d) of this Section.
(d)Change in Time or Form of Payment. A Participant may make an election to change the time or form of payment elected or set under Section 5 (including this Paragraph (d)), but only if the following rules are satisfied:
1.The election to change the time or form of payment may not take effect until at least twelve (12) months after the date on which such election is made;
2.Except for a payment made with respect to the death of the Participant, payment under such election may not be made earlier than at least five (5) years from the date the payment would have otherwise been made or commenced;
3.Such payment may commence as of the beginning of any calendar quarter;
4.An election to receive payments in installments shall be treated as a single payment for purposes of these rules;
5.The election may not result in an impermissible acceleration of payment prohibited under Code section 409A;
6.No more than three (3) such elections shall be permitted with respect to each Deferred Compensation Account of a Participant; and
7.For changes made after December 31, 2019, no first payment may be scheduled to commence after the 100th birthday of the Participant.
(e)Effect of Taxation. If a portion of a Participant’s Benefits under the Plan (and gains, losses, earnings, or expenses thereon) is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.
(f)Installment Amount. The amount of each installment shall be determined by dividing the balance in the Participant’s Deferred Compensation Account as of the date the installment is to be paid, by the number of installments remaining to be paid (inclusive of the current installment).
(g)Death of Participant. Upon the death of a Participant, the Participant’s Beneficiary or Beneficiaries determined in accordance with Section 6, shall receive payments in accordance with the payment option selected by the Participant or, if no payment option was properly and timely selected by the Participant with regard to a Deferred Compensation Account, upon the death of the Participant.
Section 6. Beneficiary Designation.
A Participant may designate a Beneficiary or Beneficiaries to receive the entire balance of the Participant’s Deferred Compensation Account by giving signed written notice of such designation to the Plan Administrator upon forms supplied by and delivered to the Plan Administrator and may revoke such designations in writing; provided, that writing and signing may be done by any electronic means approved by the Plan Administrator. The Participant may from time to time change or cancel any previous beneficiary designation in the same manner. The last beneficiary designation received by the Plan Administrator shall be controlling over any prior designation and over any testamentary or other disposition. After acceptance by the Plan Administrator of such written designation, it shall take effect as of the date on which it was signed by the Participant, whether the Participant is living at the time of such receipt, but without prejudice to the Company or any member of the Controlled Group or the Plan Administrator or their respective employees and agents on account of any payment made under this Plan before receipt of such designation. If no designation of a Beneficiary is on file with the Plan Administrator at the time of the death of the Participant or such designation is not effective for any reason as determined by the Plan

Exhibit 10.18.2
Administrator, then, for purposes of this Plan, “Beneficiary” shall mean, and such Benefits shall be paid to, (i) the Participant's surviving spouse as of the Participant's date of death, or (ii) if there is no surviving spouse as of the Participant's date of death, the Participant’s estate.
Section 7. Acceleration of Payment of Benefits.
Notwithstanding any other provision of this Plan to the contrary, except as provided in this Section, Section 15(b), and Section 16(g), in no event shall this Plan permit the acceleration of the time or schedule of any payment or distribution under this Plan, except that the Plan Administrator may accelerate a payment or distribution under this Plan to comply with a certificate of divestiture, as provided in section 1.409A-3(j)(4)(iii) of the Treasury regulations. Moreover, if a portion of a Participant's Benefit (and earnings, gains, and losses thereon) is includible in income under Code section 409A, then such portion shall be distributed immediately to the Participant in accordance with section 1.409A- 3(j)(4)(vii) of the Treasury regulations.
Section 8. Nonassignability.
The interest of a Participant or his Beneficiary or Beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the Benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such Benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment, or other legal or equitable proceedings.
Section 9. Administration.
(a)The Plan shall be administered by the Plan Administrator. The Plan Administrator may delegate to employees of the Company or any member of the Controlled Group the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take such other steps deemed necessary, advisable, or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Plan Administrator may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or Benefits under the Plan. The Plan Administrator may designate a third party to provide services that may include record keeping, Participant accounting, Participant communication, payment of installments to the Participant, tax reporting, and any other services specified in an agreement with such third party. The Plan Administrator may adopt such rules, regulations, and forms as deemed desirable for administration of the Plan and shall have the discretionary authority to allocate responsibilities under the Plan to such other persons as may be designated. The Plan Administrator shall have absolute discretion in carrying out its responsibilities, and all interpretations, findings of fact and resolutions described herein which are made by the Plan Administrator shall be binding, final and conclusive on all parties.
(b)The Plan Administrator and his or her delegates shall serve without bond and without compensation for services under this Plan. All expenses of the Plan Administrator and his or her delegates for services under this Plan shall be paid by the Company. None of the Plan Administrator or his or her delegates shall be liable for any act or omission on his or her own part excepting his or her own willful misconduct. Without limiting the generality of the foregoing, any such decision or action taken by the Plan Administrator or his or her delegates in reliance upon any information supplied by an officer of the Company, the Company's legal counsel, or the Company's independent accountants in connection with the administration of this Plan shall be deemed to have been taken in good faith.
Section 9.1. Claim for Benefits.
(a)Any claim for benefits hereunder shall be presented in writing to the Plan Administrator for consideration, grant, or denial. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

Exhibit 10.18.2
(b)In the case of a denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within ninety (90) days of the date on which the claim is received by the Plan Administrator. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the ninety (90)-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond ninety (90) days after the expiration of the initial ninety (90)-day period. A denial or partial denial of a claim will be dated and signed by the Plan Administrator and will clearly set forth:
1.the specific reason or reasons for the denial;
2.specific reference to pertinent Plan provisions on which the denial is based;
3.a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
4.an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
(c)Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Trustee for a full and fair review of the denied claim by filing a written notice of appeal with the Trustee within sixty (60) days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the claimant fails to file a request for review within sixty (60) days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.
(d)The Trustee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:
1.the specific reason or reasons for the adverse determination;
2.specific reference to pertinent Plan provisions on which the adverse determination is based;
3.a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and
4.a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).
(e)A decision will be rendered no more than sixty (60) days after the Trustee’s receipt of the request for review, except that such period may be extended for an additional sixty (60) days if the Trustee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial sixty (60)-day period.

Exhibit 10.18.2
(f)To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his or her remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.
(g)Any payment to a Participant or Beneficiary, all in accordance with the provisions of this Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Plan Administrator, the Company, and all Participating Subsidiaries, any of which may require such Participant or Beneficiary as a condition to such payment to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator, the Company, or a Participating Subsidiary. If a receipt and release is required and the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in this Plan, the payment of any affected distribution(s) shall be forfeited.
(h)Benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that a Participant or Beneficiary is entitled to the Benefits. Notwithstanding the foregoing or any provision of this Plan, a Participant (or other claimant) must exhaust all administrative remedies set forth in this Section 9.1 or otherwise established by the Plan Administrator before bringing any action at law or equity. Any claim based on a denial of a claim under this Plan must be brought no later than the date which is two (2) years after the date of the final denial of a claim under this Section 9.1. Any claim not brought within such time shall be waived and forever barred.
Section 10. Rights of Employees and Participants.
Nothing contained in the Plan (or in any other documents related to this Plan or to any Benefit under the Plan) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or any member of the Controlled Group or constitute any contract or limit in any way the right of the Company or any member of the Controlled Group to change such person's compensation or other benefits or position or to terminate the employment of such person with or without cause.
Section 11. Determination of Recipients of Awards.
The determination of those persons who are entitled to Awards under an Incentive Compensation Plan and any other such plans shall be governed solely by the terms and provisions of the applicable plan or program, and the selection of an Employee as a Potential Participant or the acceptance of an indication of preference to defer an Award hereunder shall not in any way entitle such Potential Participant to an Award.
Section 12. Awards in Foreign Countries.
The Board or its delegate shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or Participating Subsidiaries may operate to assure the viability of the Benefits of Participants employed in such countries and to meet the purpose of this Plan.
Section 13. Amendment and Termination.
The Board reserves the right to amend this Plan from time to time, to terminate this Plan entirely at any time, and to delegate such authority as the Board deems necessary or desirable; provided, however, that no amendment may reduce the balance in a Participant’s account on the effective date of the amendment; and, further provided, the Company shall remain liable for any Benefits accrued under this Plan prior to the date of amendment or termination.

Exhibit 10.18.2
Section 14. Method of Providing Payments.
(a)Nonsegregation. Amounts deferred pursuant to this Plan and the crediting of amounts to a Participant’s Deferred Compensation Accounts shall represent the Company’s unfunded and unsecured promise to pay compensation in the future. With respect to said amounts, the relationship of the Company and a Participant shall be that of debtor and general unsecured creditor. While the Company may make investments for the purpose of measuring and meeting its obligations under this Plan, such investments shall remain the sole property of the Company subject to claims of its creditors generally and shall not be deemed to form or be included in any part of the Deferred Compensation Accounts.
(b)Funding. It is the intention of the Company that this Plan shall be unfunded for federal tax purposes and for purposes of Title I of ERISA. All amounts payable under this Plan shall be paid solely from the general assets of the Company and any rights accruing to a Participant under this Plan shall be those of a general creditor; provided, however, that the Company may establish one or more grantor trusts to satisfy part or all of the Company's Plan payment obligations so long as this Plan remains unfunded for purposes of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.
Section 15. Forfeiture or Offset of Amounts Subject to Clawback.
(a)Subject to Section 7, to the extent an amount deferred pursuant to this Plan would otherwise constitute “Erroneously Awarded Compensation” as defined by the Clawback Policy or otherwise relates to compensation subject to recovery under the terms of the Clawback Policy, then such amount and all rights relating thereto shall be forfeited. Amounts forfeited in accordance with the foregoing shall not be payable under the Plan, and no substitute for such amounts shall be payable by ConocoPhillips or any of its Subsidiaries.
(b)The Plan Administrator may in its discretion accelerate a payment or distribution under this Plan to offset an amount subject to recovery under the Clawback Policy to the extent provided in section 1.409A-3(j)(4)(xiii) of the Treasury regulations.
(c)To the extent any provision of this Section would (absent this sentence) cause amounts to be includable in income under Code section 409A(a)(1), then such provision shall not be operative, and the Plan shall be administered as if such provision were not included in the Plan.
Section 16. Miscellaneous Provisions.
(a)Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors, and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.
(b)This Plan shall be construed, regulated, and administered in accordance with the laws of the State of Texas except to the extent that said laws have been preempted by the laws of the United States. The forum and venue for any suit brought regarding any claim under this Plan shall be in Harris County, Texas.
(c)If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
(d)For purposes of this Plan, electronic communications and signatures shall be considered to be in writing if made in conformity with procedures which the Plan Administrator may adopt from time to time.
(e)The Plan Administrator, in its sole discretion, may direct that a payment to be made to an incompetent or disabled person, whether because of minority or mental or physical disability, instead be made to the guardian or legal representative of such person or to the person having custody of such person (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative),

Exhibit 10.18.2
without further liability either on the part of the Company or a Participating Subsidiary or the Plan for the amount of such payment to the person for whose benefit such payment is made. Any payment made in accordance with the provisions of this provision shall be a complete discharge of any liability of the Company, its Subsidiaries, and this Plan with respect to the Benefits so paid.
(f)Payment of Plan Benefits may be subject to administrative or other delays that result in payment to the Participant or his beneficiaries on a date later than the date specified in this Plan or the Participant's Election Form. Any such payment delays will comply with Code section 409A, including without limitation section 1.409A-2(b)(7) of the Treasury regulations. No Participant or Beneficiary shall be entitled to any additional earnings or interest in respect of any such payment delays, nor shall any Participant or Beneficiary be provided any election with respect to the timing of any delayed payment.
(g)If all or any part of any Participant's or Beneficiary's Benefits hereunder shall become subject to any estate, inheritance, income, employment or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property held for the account of the Participant or Beneficiary whose interests hereunder are so affected (including, without limitation, by reducing and offsetting the Participant's or Beneficiary's account balance). Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary or desirable.
(h)No amount accrued or payable hereunder shall be deemed to be a portion of an Employee's compensation or earnings for the purpose of any other employee benefit plan adopted or maintained by the Company, nor shall this Plan be deemed to amend or modify the provisions of the CPSP.
(i)It is the intention of the Company that, so long as any of ConocoPhillips’ equity securities are registered pursuant to section 12(b) or 12(g) of the Exchange Act, this Plan shall be operated in compliance with section 16(b) of the Exchange Act and, if any Plan provision or transaction is found not to comply with section 16(b) of the Exchange Act, that provision or transaction, as the case may be, shall be deemed null and void ab initio. Notwithstanding anything in the Plan to the contrary, the Company, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers and directors subject to section 16(b) of the Exchange Act without so restricting, limiting, or conditioning the Plan with respect to other Participants.
(j)This Plan is intended to meet the requirements of Code section 409А, as applicable, in order to avoid any adverse tax consequences resulting from any failure to comply with Code section 409А and, as a result, this Plan shall be operated in a manner consistent with such compliance. Except to the extent expressly set forth in this Plan, the Participant (and/or the Participant's Beneficiary, as applicable) shall have no right to dictate the taxable year in which any payment hereunder that is subject to Code section 409А should be paid.
(k)This Title II replaced Title I of the Plan, which was frozen effective as of December 31, 2004. The distribution of amounts that were earned and vested (within the meaning of Code section 409A and official guidance issued thereunder) under Title I of the Plan prior to January 1, 2005 (and earnings thereon) are exempt from the requirements of Code section 409A and shall be made in accordance with the terms of Title I of the Plan.

Exhibit 10.18.2
Section 17. Effective Date of the Restated Plan.
Title II of the Key Employee Deferred Compensation Plan of ConocoPhillips is hereby amended and restated as set forth in this 2024 Amendment and Restatement effective as of January 1, 2024.
Executed this 30th day of December 2023, by a duly authorized officer of the Company.

/s/ Heather G. Hrap
Heather G. Hrap
Senior Vice President, Human Resources
and Real Estate and Facilities Services
Reviewed by:
Legal: Brennan Reilly /s/Brennan Reilly
HR: Brian Pittman /s/Brian Pittman

Exhibit 10.18.2
APPENDIX A
SELECT NEW HIRES TO TITLE II OF THE KEY EMPLOYEE DEFERRED COMPENSATION PLAN OF CONOCOPHILLIPS
For Select New Hires, as set forth in resolutions adopted from time to time by the Human Resources and Compensation Committee of the Board of Directors of ConocoPhillips, or its successor, the following provisions apply:
1.The Select New Hire will, effective on the first day of employment with the Controlled Group, become a Participant in Title II of the Key Employee Deferred Compensation Plan of ConocoPhillips. A Deferred Compensation Account will be created for the Select New Hire in the Plan. The amount set forth in the applicable resolution will be credited to the Deferred Compensation Account for the Select New Hire not later than 30 days after the first day of employment of the Select New Hire. Section 5(a) shall be disregarded with respect to the Deferred Compensation Account, and in lieu thereof the Select New Hire shall be asked to complete and return to the Plan Administrator election forms to set the time and form of distribution with regard to the Deferred Compensation Account either before the first day of employment or no later than 30 days after the first day of employment. Other than with regard to the timing of the initial distribution election (as set forth in the preceding sentence), other provisions of Section 5 shall apply to the Deferred Compensation Account, including default provisions in the event that a properly completed initial distribution election form is not received within the time set forth in the preceding sentence. For purposes of Section 5(b)(ii), the amount set forth in the applicable resolution shall be considered to be a deferred portion of an Incentive Compensation Plan award.
2.The resolution granting participation to the Select New Hire will also set the vesting schedule for the Deferred Compensation Account provided pursuant to paragraph 1 of this Appendix.
3.All other provisions of the Plan will apply to the Deferred Compensation Account and the Select New Hire as a Participant in the Plan.
4.Nothing in this Appendix is intended to affect the other operations of the Plan, such as Salary reductions and deferrals or Incentive Compensation Plan deferrals. If the Select New Hire is, under the provisions of the Plan, otherwise eligible to participate in the Plan, the Select New Hire may do so in accordance with those provisions.

Exhibit 10.18.2
APPENDIX B
HISTORICAL PROVISIONS

Section B.1. Special Provisions for Former ARCO Alaska Employees.
See Section 6 of the 2020 Amendment and Restatement of Title II for special eligibility rules that applied to deferral elections in 2005 for certain former employees of Atlantic Richfield Company.
Section B.2. Special Provisions for Schedule A Employees.
See Section 7 of the 2020 Amendment and Restatement of Title II for special rules that applied to the revocation of deferral elections in 2005 for certain participants.
Section B.3. Special Provisions Relating to Certain Participants with Different Investment Allocation Elections for 2018 and 2019 Incentive Compensation Plan Deferrals.
See Section 7.A of the 2020 Amendment and Restatement of Title II for rules that applied to a special allocation in 2020 for certain participants with different investment allocation elections for 2018 and 2019 Incentive Compensation Plan deferrals.
Section B.4. Special Provisions Relating to the Spinoff of Phillips 66.
At the Effective Time (as defined in the Employee Matters Agreement by and between ConocoPhillips and Phillips 66 dated as of April 26, 2012), certain active employees of Phillips 66 and members of its controlled group ceased to participate in the Plan, and the liabilities, including liabilities related to benefits grandfathered from Code section 409A ( i.e., amounts deferred and vested prior to January 1, 2005), for these participant's benefits under the Plan were transferred to the members of the Phillips 66 controlled group and continued as the Phillips 66 Key Employee Deferred Compensation Plan. ConocoPhillips distributed its interest in Phillips 66 to its shareholders as of the Distribution (as defined in the Employee Matters Agreement by and between ConocoPhillips and Phillips 66 dated as of April 26, 2012). On and after the Effective Time, the Company, ConocoPhillips, other members of the Controlled Group (as determined after the Distribution), the Plan, any directors, officers, or employees of any member of the Controlled Group (as determined after the Distribution), and any successors thereto, shall have no further obligation or liability to, or on behalf of, any such participant with respect to any benefit, amount, or right transferred to or due under the Phillips 66 Key Employee Deferred Compensation Plan.
See Section 17(m)-(o) of the 2020 Amendment and Restatement of Title II for rules that applied to the valuation and crediting of deferrals relating to certain Awards and to Stock and common stock of Phillips 66 in connection with the Distribution.